Exhibit 3.1

ROSS MILLER
Secretary of State
204 North Carson Street, Ste 1
Carson City, Nevada 89701-4299
(775) 684 5708
Website: secretaryofstate.biz

Certificate of Designation

(PURSUANT TO NRS 78.1955)

USE BLACK INK ONLY - DO NOT HIGHLIGHT

ABOVE SPACE IS FOR OFFICE USE ONLY

Certificate of Designation For Nevada Profit Corporations (Pursuant to NRS 78.1955)

1. Name of corporation:
Cellteck, Inc.

2. By resolution of the board of directors pursuant to a provision in the articles of incorporation. this certificate establishes the following regarding the voting powers, designations, preferences, limitations, restrictions and relative rights of the following class or series of stock.
CELLTECK, INC. CERTIFICATE OF DESIGNATION OF CLASS A PREFERRED STOCK

The undersigned, being the President of Cellteck, Inc., a Nevada corporation (the "Corporation"), certifies that the Board of Directors of the Corporation, pursuant to the authority granted in Article II of the Corporation's Articles of Incorporation, as amended, has adopted a resolution establishing a series consisting of 50,000,000 shares of the Corporation's authorized preferred stock designated as Class A Preferred Stock (the "Class A Preferred Stock") and has prescribed the following voting powers, designations, preferences, limitations, restrictions and relative rights of the Class A Preferred Stock:

A. Liquidation Rights. The holders of the Class A Preferred Stock shall have liquidation rights as follows (the "Liquidation Rights"):

[see attached continuation sheet]

3. Effective date of filing (optional):

(must not be later than 90 days after the certificate is filed)

4. Officer Signature **(Required)**: X ______________________

Filing Fee: $175.00

IMPORTANT: Failure to include any of the above information and submit the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees.

[Continuation Sheet]

1.

In the event of any liquidation, dissolution or winding up of the Company, holders of shares of Class A Preferred Stock are entitled to receive, out of legally available assets, an amount equal to any accrued and unpaid dividends to the payment date, and no more, before any payment or distribution is made to the holders of Common Stock or any series or class of the Company’s stock hereafter issued that ranks junior as to liquidation rights to the Class A Preferred Stock.  But the holders of Class A Preferred Stock will not be entitled to receive the liquidation preference of such shares until the liquidation preferences of any series or class of the Company’s stock hereafter issued that ranks senior as to liquidation rights to the Class A Preferred Stock (“senior liquidation stock”) has been paid in full.  The holders of Class A Preferred Stock and all other series or classes of the Company’s stock hereafter issued that rank on a parity as to liquidation rights with the Class A Preferred Stock are entitled to share ratably, in accordance with the respective preferential amounts payable on such stock, in any distribution (after payment of the liquidation preference of the senior liquidation stock) which is not sufficient to pay in full the aggregate of the amounts payable thereon.  After payment in full of the liquidation preference of the shares of Class A Preferred Stock, the holders of such shares will not be entitled to any further participation in any distribution of assets by the Company.

2.

Neither a consolidation, merger or other business combination of the Company with or into another corporation or other entity nor a sale or transfer of all or part of the Company’s assets for cash, securities or other property will be considered a liquidation, dissolution or winding upon the Company.

B.

Conversion.  The holders of the Class A Preferred Stock shall have conversion rights as follows (the “Conversion Rights”):

1.

Right to Convert.  Each holder of Class A Preferred Stock of the Corporation shall be entitled to convert the shares of Class A Preferred Stock held by such holder, at such holder’s option, at any time after the initial issuance date, into that number of fully-paid and non-assessable shares of the Corporation’s Common Stock determined as follows:  Each share of Class A Preferred Stock so surrendered for conversion shall be converted into two shares of Common Stock for each share of Class A Preferred Stock converted.

2.

Automatic Conversion.  Each Class A Share shall be automatically converted into two shares of our Corporation's common stock on the fifth anniversary of the date of issue.

3.

Mechanics of Conversion.  Other than shares that are automatically converted on the fifth anniversary of the date of issue, in order to convert Class A Preferred Stock into full shares of Common Stock, the holder shall surrender the certificate or certificates therefore, duly endorsed, by express mail, or in person to the office of the Corporation or of any transfer agent for its Common Stock, and shall give concurrent written notice to the Corporation at such office that he elects to convert the same, the number of shares of Class A Preferred Stock to be converted and the notice sent to the Corporation’s principal offices; provided, however, that the Corporation shall not be obligated to issue certificates evidencing the shares of Common Stock issuable upon such conversion unless either the certificates evidencing such shares of Class A Preferred Stock are delivered to the Corporation or its transfer agent as provided above, or the holder notifies the Corporation or its transfer agent that such certificates have been lost, stolen or destroyed and executes an agreement satisfactory to the Corporation to evidence such loss and to indemnify the Corporation from any loss incurred by it in connection with such certificates.

The Corporation shall deliver as soon as reasonably practicable after delivery to the Corporation of such certificates, or after such agreement and indemnification, to such holder of Class A Preferred Stock at the address of the holder on the stock books of the Corporation, a certificate or certificates for the number of shares of Common Stock to which the holder shall be entitled as aforesaid.  The date on which notice of conversion is given (the “Conversion Date”) shall be deemed to be the date set forth in such notice of conversion provided that delivery and advance facsimile notice is made as provided above and that the original shares of Class A Preferred Stock to be converted are received by the transfer agent or the Corporation within five (5) business days thereafter, and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock on such date.  If the original shares of Class A Preferred Stock to be converted are not received by the transfer agent or the Corporation within five (5) business days after the Conversion Date, the notice of conversion shall be deemed null and void.

For shares that are automatically converted on the fifth anniversary of the date of issue, the above requirements shall not apply, and on or after the fifth anniversary, all unconverted, issued and outstanding shares of Class A Preferred Stock shall be cancelled on the records of the Corporation, and shall be converted to Common Stock on the records of the Corporation on a two shares of common stock for one share of preferred stock basis, and such common shares shall be delivered to shareholders upon their surrender of their preferred stock.

C.

Dividends.  The Holders of the Class A Preferred Stock shall not be entitled to any cash dividends.

D.

Voting Rights.  Each Class A Share will entitle the holder thereof to receive notice of and to attend and vote at all meetings of the shareholders of our Corporation, and each Class A Share shall confer the right to exercise 10 votes in person or by proxy at all meetings of the shareholders of our Corporation.  Holders of Class A Preferred Stock shall be entitled to notice of all shareholder meetings or written consents with respect to which they would be entitled to vote, which notice would be provided pursuant to the Corporation’s Bylaws and applicable statutes.

E.

Protective Provisions.  So long as shares of Class A Preferred Stock are outstanding, the Corporation shall not alter or change the rights, preferences or privileges of the shares of Class A Preferred Stock

F.

Status of Converted Stock. In the event any shares of Class A Preferred Stock shall be converted pursuant to Paragraph B hereof, the shares so converted shall be cancelled, shall return to the status of authorized but unissued Preferred Stock of no designated class or series, and shall not be issuable by the Corporation as Class A Preferred Stock.

G.

Reservation of Stock Issuable Upon Conversion.  The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of the Class A Preferred Stock, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Class A Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Class A Preferred Stock, in addition to such other remedies as shall be available to the holder of the Class A Preferred Stock, the Corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purposes, including, without limitation, engaging in best efforts to obtain the requisite stockholder approval of any necessary amendment to these provisions.

H.

Preference Rights. Nothing contained herein shall be construed to prevent the Board of Directors of the Corporation from issuing one or more additional series of preferred stock with such preferences as may be determined by the Board of Directors, in its discretion.

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